EXHIBIT 16

LETTER ON CHANGE IN CERTIFYING ACCOUNTANT FROM MARCUM LLP

February 6, 2015

Securities and Exchange Commission

Washington, D.C.  20549

Dear Sirs:

We have read Item 4.01 of the Form 8-K dated February 6, 2015, of Puresafe Water Systems, Inc. and are in agreement with the statements contained in the first and second paragraphs of Item 4.01 on page 2 therein. We have no basis to agree or disagree with the other statements of the Company contained therein.

Sincerely,

By: /s/ Marcum LLP

Marcum LLP

cc: Puresafe Water Systems, Inc.